www.TractorSupply.com

TRACTOR SUPPLY COMPANY REPORTS THIRD QUARTER RESULTS
Earnings per Share Increased 16.4% to $0.64
Sales Increased 8.5% and Comparable Store Sales Increased 2.9%
Net Income Increased 14.0%

Brentwood, TN, October 21, 2015 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retail store chain in the United States, today announced financial results for its third quarter ended September 26, 2015.

Third Quarter Results
Net sales increased 8.5% to $1.48 billion from $1.36 billion in the prior year’s third quarter. Comparable store average transaction counts increased for the 30th consecutive quarter. Comparable store sales increased 2.9% from the prior year’s third quarter driven by strong performance in consumable, usable and edible (C.U.E.) products, principally in the pet and animal categories, and increased sales in certain spring and summer categories such as trailers and fencing. The strong sales results in these categories were partially offset by softness in the fall seasonal sales cycle later in the quarter due to warmer weather in the north.

Gross profit increased 10.4% to $512.2 million from $464.1 million in the prior year’s third quarter. As a percent of sales, gross margin increased 60 basis points to 34.7%. The increase in gross margin resulted from strong price and markdown management, as well as lower fuel costs, which more than offset the stem mile increase from the Company’s western store expansion.

Selling, general and administrative (SG&A) expenses, including depreciation and amortization, increased 9.1% to $373.0 million compared to prior year’s third quarter. As a percent of sales, SG&A expenses increased 10 bps to 25.3%. This increase was mainly related to deleverage in rent and other occupancy costs at the stores and incremental costs associated with two new mixing centers and a new distribution facility in Casa Grande, Arizona.

Net income increased 14.0% to $87.3 million from $76.6 million and diluted earnings per share increased 16.4% to $0.64 from $0.55 in the third quarter of the prior year.

The Company opened 30 new stores and closed three stores, two of which were Del’s stores, in the third quarter of 2015 compared to 30 new store openings and no store closures in the prior year’s third quarter.

Greg Sandfort, President and Chief Executive Officer, stated, “Overall, we are pleased with our third quarter results, particularly with our performance in C.U.E. products. The past two years of strong spring and summer sales presented us with a challenging quarter, but once again, our team did a great job of positioning the assortments to take advantage of the extended season. The warmer temperatures in early fall did impact late third quarter sales; however, we believe we have the appropriate assortments and marketing plans in place to meet our customers’ needs as the winter season progresses.”

First Nine Months Results
Net sales increased 11.0% to $4.58 billion from $4.13 billion in the first nine months of 2014. Comparable store sales increased 4.7% versus a 3.2% increase in the first nine months of 2014. Gross profit increased 12.1% to $1.58 billion from $1.41 billion and gross margin increased 30 basis points to 34.5% of sales from 34.2% of sales in the first nine months of 2014.

Selling, general and administrative expenses, including depreciation and amortization, increased 10.6% to $1.10 billion, and decreased as a percent of sales to 24.1% compared to 24.2% for the first nine months of 2014.

Net income increased 15.4% to $298.7 million from $258.8 million and net income per diluted share increased 17.8% to $2.18 from $1.85 for the first nine months of 2014.

The Company opened 88 new stores and closed five stores, three of which were Del’s stores, in the first nine months of 2015 compared to 85 new store openings and no store closures during the first nine months of 2014.

Fiscal 2015 Outlook
Based upon third quarter results, the Company is tightening its fiscal 2015 guidance ranges as follows:

	Updated	Previous
Net Sales	$6.28 billion - $6.33 billion	$6.25 billion - $6.33 billion
Comparable Store Sales	4.0% - $4.5%	3.5% - 4.5%
Net Income	$413 million - $420 million	$412 million - $422 million
Earnings per Diluted Share	$3.02 - $3.08	$3.00 - $3.08

The Company continues to expect capital expenditures to be consistent with the prior quarter guidance ranging between $220 million and $230 million. Capital expenditures include spending to support approximately 114 new store openings and construction of a new Southwest distribution center in Casa Grande, Arizona which began receiving product in October 2015 and will begin shipping to stores in late 2015.

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly results. The call will be broadcast simultaneously over the Internet on the Company’s website at IR.TractorSupply.com.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
At September 26, 2015, Tractor Supply Company operated 1,465 stores in 49 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers and others who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located primarily in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, livestock, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including heating, lawn and garden items, power equipment, gifts and toys; (4) work/recreational clothing and footwear; and (5) maintenance products for agricultural and rural use.

Forward Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding sales and earnings growth, estimated results of operations, capital expenditures, marketing, merchandising and strategic initiatives and new store and distribution center openings in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the timing and mix of goods sold,  purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses and execute our key gross margin enhancing initiatives, the availability of favorable credit sources, capital market conditions in general, the ability to open new stores in the manner and number currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of employee or customer data, ongoing and potential future legal or regulatory proceedings, management of our information systems, failure to develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes and results of examination by taxing authorities, the ability to maintain an effective system of internal control over financial reporting, changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	THIRD QUARTER ENDED				NINE MONTHS ENDED
	September 26, 2015		September 27, 2014		September 26, 2015		September 27, 2014

		% of		% of		% of		% of
		Sales		Sales		Sales		Sales
Net sales	$1,475,645	100.0%	$1,359,950	100.0%	$4,579,897	100.0%	$4,127,461	100.0%
Cost of merchandise sold	963,397	65.3	895,881	65.9	2,997,724	65.5	2,716,641	65.8
Gross profit	512,248	34.7	464,069	34.1	1,582,173	34.5	1,410,820	34.2

Selling, general and administrative expenses	342,891	23.2	312,669	23.0	1,014,209	22.1	914,528	22.2
Depreciation and amortization	30,149	2.1	29,387	2.2	90,744	2.0	84,521	2.0

Operating income	139,208	9.4	122,013	8.9	477,220	10.4	411,771	10.0
Interest expense, net	782	—	505	—	2,480	—	1,267	—

Income before income taxes	138,426	9.4	121,508	8.9	474,740	10.4	410,504	10.0
Income tax expense	51,114	3.5	44,905	3.3	176,057	3.9	151,681	3.7
Net income	$87,312	5.9%	$76,603	5.6%	$298,683	6.5%	$258,823	6.3%

Net income per share:
Basic	$0.64		$0.56		$2.20		$1.87
Diluted	$0.64		$0.55		$2.18		$1.85

Weighted average shares outstanding:
Basic	135,525		137,367		135,997		138,293
Diluted	136,741		138,863		137,292		140,002

Dividends declared per common share outstanding	$0.20		$0.16		$0.56		$0.45

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 26, 2015	September 27, 2014
ASSETS
Current assets:
Cash and cash equivalents	$51,352	$47,510
Inventories	1,414,562	1,295,824
Prepaid expenses and other current assets	64,822	49,936
Deferred income taxes	42,628	33,317
Total current assets	1,573,364	1,426,587

Property and equipment:
Land	86,197	73,424
Buildings and improvements	750,170	684,700
Furniture, fixtures and equipment	489,088	440,314
Computer software and hardware	172,443	158,480
Construction in progress	85,531	25,015
	1,583,429	1,381,933
Accumulated depreciation and amortization	(774,772)	(675,132)
Property and equipment, net	808,657	706,801

Goodwill	10,258	10,258
Deferred income taxes	29,915	24,929
Other assets	18,392	20,123

Total assets	$2,440,586	$2,188,698

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$527,143	$483,042
Accrued employee compensation	27,449	19,530
Other accrued expenses	192,335	154,631
Current portion of capital lease obligations	540	125
Income taxes payable	18,255	19,014
Total current liabilities	765,722	676,342

Revolving credit loan	190,000	150,000
Capital lease obligations, less current maturities	10,746	3,048
Deferred rent	82,905	78,356
Other long-term liabilities	53,953	50,745
Total liabilities	1,103,326	958,491

Stockholders’ equity:
Common stock	1,351	1,337
Additional paid-in capital	576,175	483,804
Treasury stock	(1,381,041)	(1,082,970)
Retained earnings	2,140,775	1,828,036
Total stockholders’ equity	1,337,260	1,230,207

Total liabilities and stockholders’ equity	$2,440,586	$2,188,698

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	NINE MONTHS ENDED
	September 26, 2015	September 27, 2014
Cash flows from operating activities:
Net income	$298,683	$258,823
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	90,744	84,521
Loss on disposition of property and equipment	115	249
Share-based compensation expense	14,837	12,114
Excess tax benefit of stock options exercised	(16,994)	(7,333)
Deferred income taxes	(22,799)	(28,316)
Change in assets and liabilities:
Inventories	(299,112)	(316,516)
Prepaid expenses and other current assets	1,622	7,423
Accounts payable	156,320	166,555
Accrued employee compensation	(9,607)	(31,043)
Other accrued expenses	882	(379)
Income taxes payable	22,813	16,923
Other	5,950	4,543
Net cash provided by operating activities	243,454	167,564
Cash flows from investing activities:
Capital expenditures	(163,468)	(125,425)
Proceeds from sale of property and equipment	371	309
Net cash used in investing activities	(163,097)	(125,116)
Cash flows from financing activities:
Borrowings under revolving credit agreement	525,000	260,000
Repayments under revolving credit agreement	(335,000)	(110,000)
Excess tax benefit of stock options exercised	16,994	7,333
Principal payments under capital lease obligations	(318)	(57)
Repurchase of shares to satisfy tax obligations	(2,998)	(4,766)
Repurchase of common stock	(243,956)	(244,382)
Net proceeds from issuance of common stock	36,354	16,461
Cash dividends paid to stockholders	(76,215)	(62,270)
Net cash used in financing activities	(80,139)	(137,681)
Net change in cash and cash equivalents	218	(95,233)
Cash and cash equivalents at beginning of period	51,134	142,743
Cash and cash equivalents at end of period	$51,352	$47,510

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$1,694	$546
Income taxes	175,485	162,073

Supplemental disclosures of non-cash activities:
Property and equipment acquired through capital lease	$6,434	$1,988
Non-cash accruals for construction in progress	23,731	7,654

Selected Financial and Operating Information
(Unaudited)

	THIRD QUARTER ENDED		NINE MONTHS ENDED
	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014
Sales Information:
Comparable store sales increase	2.9%	5.6%	4.7%	3.2%
New store sales (% of total sales)	5.3%	6.3%	5.7%	6.3%
Average transaction value	$43.48	$43.75	$44.53	$44.20

Comparable store average transaction value (decrease) increase	(0.9)%	2.2%	0.5%	(0.1)%
Comparable store average transaction count increase	3.8%	3.3%	4.3%	3.3%
Total selling square footage (000’s)	23,538	21,821	23,538	21,821

Store Count Information:
Beginning of period	1,438	1,331	1,382	1,276
New stores opened	30	30	88	85
Stores closed	(3)	—	(5)	—
End of period	1,465	1,361	1,465	1,361

Pre-opening costs (000’s)	$3,027	$2,866	$7,585	$7,135

Balance Sheet Information:
Average inventory per store (000’s) (a)	$893.7	$879.5	$893.7	$879.5
Inventory turns (annualized)	3.04	3.12	3.23	3.24
Share repurchase program:
Cost (000’s)	$119,416	$97,385	$243,956	$244,382
Average purchase price per share	$86.61	$61.86	$85.57	$64.36

Capital Expenditures (millions):
New and relocated stores and stores not yet opened	$30.2	$23.1	$66.9	$62.7
Distribution center capacity and improvements	21.1	0.7	61.3	1.6
Information technology	8.7	6.3	20.8	18.4
Existing stores	6.4	7.3	13.8	16.0
Corporate and other	0.1	5.9	0.7	26.7
Total	$66.5	$43.3	$163.5	$125.4

(a) Assumes average inventory cost, excluding inventory in transit.